CONSENT OF INDEPENDENT ACCOUNTANTS


          We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A (the "Registration Statement") of our reports dated January 20, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Reports to Shareholders of the Equity Income Portfolio, New America Growth Portfolio and Personal Strategy Balanced Portfolio (three of the portfolios constituting T. Rowe Price Equity Series, Inc.). We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


          /s/Price Waterhouse LLP
          PRICE WATERHOUSE LLP
          Baltimore, Maryland
          April 22, 1997